Exhibit 3.2
CERTIFICATE OF AMENDMENT
TO
RESTATED CERTIFICATE OF INCORPORATION
OF
SMITH INTERNATIONAL, INC.
     The undersigned, Douglas L. Rock and Richard E. Chandler, Jr., certify that they are the Chairman of the Board and the Secretary, respectively, of Smith International, Inc., a Delaware corporation (the “Corporation”) and further certify, pursuant to Section 242 of the Delaware General Corporation Law, as follows:
     FIRST: The name of the corporation is Smith International, Inc.
     SECOND: The Restated Certificate of Incorporation was filed by the Secretary of State on July 27, 2005.
     THIRD: Article SECOND of the Restated Certificate of Incorporation is hereby deleted in its entirety, and the following new paragraph is substituted in lieu thereof:
“SECOND: The address of the registered office of the Corporation in the State of Delaware is 615 South Dupont Hwy. in the City of Dover, County of Kent. The name and address of its registered agent is Capitol Services, Inc., 615 South Dupont Hwy. in the City of Dover, County of Kent, State of Delaware.”
     FOURTH: The first sentence of Article FOURTH of the Restated Certificate of Incorporation is hereby deleted in its entirety, and the following new sentence is substituted in lieu thereof:
“FOURTH: The total number of shares of stock that the Corporation shall have authority to issue is 505,000,000, consisting of 500,000,000 shares of Common Stock, par value $1.00 per share (the “Common Stock”), and 5,000,000 shares of Preferred Stock, par value $1.00 per share (the “Preferred Stock”).”
     FIFTH: The foregoing amendments to the Restated Articles of Incorporation have been duly adopted in accordance with Section 242 of the Delaware General Corporation Law.

     IN WITNESS WHEREOF we have made, subscribed, and acknowledged this Certificate of Amendment of the Restated Certificate of Incorporation, this 30th day of May, 2008.

/s/ Douglas L. Rock
Douglas L. Rock
Chairman of the Board, Chief Executive Officer, President And Chief Operating Officer

/s/ Richard E. Chandler, Jr.
Richard E. Chandler, Jr.
Sr. Vice President, General Counsel and Corporate Secretary

STATE OF TEXAS	§
§ ss.
COUNTY OF HARRIS	§
     Before me, the undersigned, a Notary Public in and for the State of Texas on this day personally appeared Douglas L. Rock and Richard E. Chandler, Jr., personally known to me to be the persons and officers whose names are subscribed to the foregoing instrument and acknowledged to me that the same was the act of the said SMITH INTERNATIONAL, INC., a corporation, and that they had executed the same as the act of such corporation for the purpose and consideration therein expressed, and in the capacity therein stated.
     Given under my hand and seal of office, this 30th day of May, 2008.

/s/ Colleen N. Tieman
Notary Public

[Notary Public stamp]